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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

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          American Business Financial Services, Inc. Money Market Notes
                                 Rate Supplement
                   Prospectus Supplement dated October 1, 2001
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                                     Rate                        Annual Yield*
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    Money Market Notes              5.35%                           5.49%
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                    Minimum for Money Market Notes is $1,000

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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated May 11, 2001, delivered in conjunction with this Rate Supplement dated October 1, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Money Market Notes are available through October 15, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated May 11, 2001, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

                             For information, call
                                 1-800-776-4001

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Bala Pointe Office Center   111 Presidential Boulevard, Suite 215   Bala Cynwyd, PA 19004
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                               www.ABFSonline.com


Additional Information:

The discount rate used in valuing the Company's asset called interest-only strips is 13% per annum (see Prospectus pages 13, 33, 38, 39, 41, 42, 57 and
63), except for the over-collateralization portion of this asset where the discount rate is the highest trust certificate pass-through rate as set forth on Prospectus pages 37 and 38 due to the different risk characteristics associated with this portion of the asset.